Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK REPORTS RECORD SECOND QUARTER 2013 RESULTS

Berwyn, PA, August 7, 2013 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established records for operating income, operating margins, net income and diluted earnings per share. In addition, backlog at June 30, 2013 exceeded $1.1 billion and was an all-time high.

AMETEK’s second quarter 2013 sales of $878.8 million were up 6% over the same period of 2012. Operating income for the second quarter of 2013 was $202.6 million, a 10% increase from the $185.0 million recorded in the same period of 2012. Operating margins improved 70 basis points to 23.1% in the second quarter of 2013. Net income increased 13% to $128.3 million, or $0.52 per diluted share, from the second quarter 2012 level of $113.7 million, or $0.47 per diluted share.

“We are very pleased with our results this quarter given the continued soft economic environment. We delivered record operating performance as a result of the strength in our long-cycle businesses combined with our Operational Excellence initiatives,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

For the six months ended June 30, 2013, AMETEK sales increased 7% to $1.76 billion from $1.65 billion in the same period of 2012. Operating income increased 9% to $399.8 million, from $367.8 million earned in the first six months of 2012. Net income for the first six months was $253.5 million, up 13% from $223.8 million in the same period of 2012. Diluted earnings per share were $1.03 for the first six months of 2013, up 12% from $0.92 per diluted share in the first six months of 2012.

Electronic Instruments Group (EIG)
For the second quarter of 2013, EIG sales increased 7% to $483.3 million. Operating income was $129.6 million, compared with $117.7 million in the second quarter of 2012, a 10% increase. Operating margins for the quarter were 26.8%, up 80 basis points from 26.0% in last year’s second quarter.

“EIG had an excellent second quarter. Sales were up due to strength in our oil and gas and aerospace businesses, combined with contributions from the recently acquired Micro-Poise business. Operating margins expanded 80 basis points to 26.8%, benefitting from the core sales growth and Operational Excellence initiatives,” said Mr. Hermance.

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AMETEK REPORTS RECORD SECOND QUARTER 2013 RESULTS

Electromechanical Group (EMG)
For the second quarter of 2013, EMG sales increased 6% to $395.5 million. Operating income in the second quarter was up 6% to a record $83.4 million, compared with $78.8 million in the same period of 2012. Operating margins were 21.1% in the second quarter of 2013, in line with last year’s second quarter.

“EMG also had a solid second quarter. Sales were up on strong growth in our Floorcare and Specialty Motors business, along with the contributions from the Dunkermotoren acquisition. Additionally, operating margins were very strong at 21.1%,” commented Mr. Hermance.

2013 Outlook
“We expect sluggish market conditions to continue for the balance of 2013. Full year 2013 revenue is expected to be up mid-single digits on a percentage basis from 2012,” noted Mr. Hermance.

“We expect earnings for 2013 to be at the low end of our previous guidance range of $2.08 to $2.12 per diluted share, reflecting the weak economic environment. We continue to believe that AMETEK’s strong portfolio of businesses, operational excellence initiatives and successful focus on increasing shareholder value through strategic acquisitions will enable us to perform well in 2013 and beyond,” added Mr. Hermance.

“Third quarter sales are expected to be up mid-single digits on a percentage basis over last year’s third quarter. We estimate our earnings to be approximately $0.51 to $0.52 per diluted share, an increase of 9% to 11% over last year’s third quarter of $0.47 per diluted share,” concluded Mr. Hermance.

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AMETEK REPORTS RECORD SECOND QUARTER 2013 RESULTS

Conference Call
The Company will webcast its Second Quarter 2013 investor conference call on Wednesday, August 7, 2013, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$878,809	$825,898	$1,761,662	$1,653,050

Operating expenses:
Cost of sales, excluding depreciation	567,598	531,753	1,141,672	1,068,036
Selling, general and administrative	94,912	95,646	192,520	190,682
Depreciation	13,686	13,521	27,622	26,578

Total operating expenses	676,196	640,920	1,361,814	1,285,296

Operating income	202,613	184,978	399,848	367,754
Other expenses:
Interest expense	(18,154)	(18,843)	(36,477)	(37,680)
Other, net	(2,667)	(1,848)	(5,191)	(4,088)

Income before income taxes	181,792	164,287	358,180	325,986
Provision for income taxes	53,471	50,600	104,713	102,149

Net income	$128,321	$113,687	$253,467	$223,837

Diluted earnings per share	$0.52	$0.47	$1.03	$0.92

Basic earnings per share	$0.53	$0.47	$1.04	$0.93

Weighted average common shares outstanding:
Diluted shares	246,104	243,121	245,757	243,214

Basic shares	243,666	241,168	243,475	240,677

Dividends per share	$0.06	$0.06	$0.12	$0.10

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales:
Electronic Instruments	$483,339	$452,128	$967,840	$920,936
Electromechanical	395,470	373,770	793,822	732,114

Consolidated net sales	$878,809	$825,898	$1,761,662	$1,653,050

Income:
Segment operating income:
Electronic Instruments	$129,575	$117,651	$261,321	$240,676
Electromechanical	83,395	78,760	161,394	149,637

Total segment operating income	212,970	196,411	422,715	390,313
Corporate administrative and other expenses	(10,357)	(11,433)	(22,867)	(22,559)

Consolidated operating income	$202,613	$184,978	$399,848	$367,754

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$207,614	$157,984
Receivables, net	521,547	507,850
Inventories	438,912	428,935
Other current assets	75,728	69,974

Total current assets	1,243,801	1,164,743

Property, plant and equipment, net	372,715	383,483
Goodwill	2,181,997	2,208,239
Other intangibles, investments and other assets	1,394,021	1,433,591

Total assets	$5,192,534	$5,190,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$125,658	$320,654
Accounts payable and accruals	553,798	559,315

Total current liabilities	679,456	879,969

Long-term debt	1,118,086	1,133,121
Deferred income taxes and other long-term liabilities	637,849	641,815
Stockholders’ equity	2,757,143	2,535,151

Total liabilities and stockholders’ equity	$5,192,534	$5,190,056